Exhibit 10.31

October 2, 1998

Mr. Jeff Sheahan
11 Elmwood Park
Gerards Cross, Bucks
United Kingdom, SL9 7EP

Dear Jeff:

This is to confirm ONSALE's offer of employment to you as Chief
Operating Officer starting October 19, 1998. You will work part time (10 hours per week) until you begin full-time on November 2, 1998. All benefits other than your bonus will begin effective October 19, with your participation in our quarterly investor conference call.

Your base salary will be $250,000 per year, paid bi-monthly, with a first year bonus of $50,000 paid in four equal installments at the end of the third, sixth, ninth, and twelfth month following the month of your start date.

You will participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan. You will be entitled to three weeks vacation per year. You may roll over any existing 401K funds.

You will also receive stock options for 275,000 shares of ONSALE common stock, subject to board approval, which will vest monthly over a four-year period after a six-month "cliff". The stock option price will be established by the Compensation Committee of the Board of Directors at the fair market value at the time they approve your grant, which is expected to be the closing price of the stock on the trading day prior to your start date.

Your employment will at all times be `at will', which means that you or ONSALE can terminate your employment at any time with or without cause. If you are terminated by ONSALE without cause, you will receive 12 months salary as severance pay. In addition, if you are terminated by ONSALE without cause later than six months after your start date, you will receive an additional six months' vesting of your initial stock grant. If less than six months of vesting remains in your initial grant, you will vest the entire remaining balance. If you resign, or are terminated for cause, you will not receive severance or accelerated vesting.

Should your employment with the company be terminated without cause within six months following a change of control transaction, you will receive 12 months salary as severance pay and an additional 12 months' vesting of your initial stock grant. If less than 12 months of vesting remains in your initial grant, you will vest the entire remaining balance.

It is ONSALE's and your intention that you will relocate your family to the vicinity of ONSALE's offices. ONSALE will pay actual relocation expenses (grossed up for tax purposes for any non-tax-deductible items), limited to $75,000. You agree to use reasonable efforts to minimize relocation expenses. Should you resign your position with the company or be terminated for cause within 12 months of your start date, you will repay total relocation expenses paid to you by the company. Reimbursable expenses will include:

   o Travel expenses -maximum as follows
   o For yourself: 2.5 business class round trips
   o For your spouse: 1.5 business class round trips
   o For your children: 1.5 coach round trips for each
   o Actual moving expenses for your possessions from the UK and CT.
   o Temporary housing for you and your family if required, up to a maximum of $2,500 per month through March, 1999
   o Any other direct expenses as approved in advance by ONSALE

ONSALE will provide to you upon request a loan of up to $500,000 to aid in purchasing a new home on the following terms:

   o Loan must commence within 1 year of employment start date
   o Loan period is for 5 calendar years from commencement
   o Loan is at the minimum IRS rate as of time or origination of loan
   o Loan is payable as follows:
   o Loan can be prepaid at any time.
   o Accrued interest payable not less frequently than quarterly.
   o 50% of any net proceeds of sale of ONSALE stock will be used to pay down loan during the loan term.
   o Principal payable upon the earlier of (a) end of loan term, (b) sale of property, or (c) within 2 years if employment is terminated without cause by ONSALE, but in no event later than 5 calendar years from commencement, or (d) immediately if employment ends for any other reason.
   o Loan to be secured by 2nd interest in property purchased.

A formal loan note and associated documentation will be drawn up and executed prior to origination of the loan.

Should your former employer terminate your expat benefits prior to year end 1998, ONSALE will reimburse you for actual expenses incurred that would otherwise have been reimbursed by your former employer through year end 1998, up to a limit of $40,000. You must provide complete documentation of covered expenses and the agreement with former employer indicating coverage of such expenses.

You represent that you are contractually free to accept this position and carry out any reasonable duties assigned. If any third party contests your right to work at ONSALE, by notifying either you or ONSALE in writing of their objection, ONSALE may choose to terminate this agreement immediately, at it's sole discretion, to avoid legal action and/or related costs. If you are terminated for this reason, you will retain all payments made or owed in connection with your relocation, will receive 30 days severance pay; and may elect to continue health benefit coverage at your cost for six months on the same terms as other ONSALE employees. You agree to notify your current employer of your intention to accept a position with ONSALE, providing them an opportunity to raise any concerns, prior to incurring substantial relocation expenses.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of ONSALE's Employee Handbook.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.

This offer expires if not signed and returned by 5:00 PM. on October 4, 1998.

Sincerely,
/s/ Jerry Kaplan
-------------------------
Jerry Kaplan                                    ____________________________
CEO                                             Jeff Sheahan        Date